Hostess Brands, Inc. Announces Completion of Loan Repricing

KANSAS CITY, MO., November 20, 2017- Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) ("Hostess" or the “Company”) today announced the repricing of its existing First Lien Term Loan.
Under the transaction, the Company’s First Lien Term Loan was repriced from LIBOR plus 2.50% to LIBOR plus 2.25%. No covenants were changed and the First Lien Term Loan continues to have a maturity date of August 3, 2022. As a result of the repricing, the Company expects annualized interest expense savings of approximately $2.5 million that will result in an expected increase of $0.01 of basic and diluted earnings per share.
“The interest rate reduction on our term loan is a testament to the strength of our financial position and future cash flows,” commented Bill Toler, President and Chief Executive Officer of Hostess. “This latest repricing enables us to continue to reduce our cost of capital, support our strategic initiatives and deliver long-term value to shareholders.”
About Hostess Brands, Inc.
The Company is one of the leading packaged food companies focused on developing, manufacturing, marketing, selling and distributing fresh sweet baked goods in the United States. The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats including Ding Dongs®, Ho Hos®, Donettes®, Hostess SweetShop™ and Fruit Pies, in addition to Twinkies® and CupCakes.
For more information about Hostess products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.
Forward-Looking Statements
Certain statements in this press release are forward looking as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that the Company or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” or the negative of these terms and other similar expressions) should be considered forward-looking statements. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, factors set forth from time to time in the Company's SEC filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.
Contacts
Investors, please contact:
Katie Turner
ICR
646-277-1228
katie.turner@icrinc.com
Media, please contact:
Hannah Arnold
LAK Public Relations, Inc.
212-329-1417
harnold@lakpr.com
or
Marie Espinel
LAK Public Relations, Inc.
212-899-4744
mespinel@lakpr.com